Exhibit 10.26
Rosetta Stone Inc.
Policy on Recoupment of Performance Based Compensation
Effective January 1, 2014

I.	Purpose
In the event of a material restatement or adjustment of the Company’s financial results (other than a restatement or adjustment caused by a change to the applicable accounting rules or interpretations), the Company’s Compensation Committee (“Committee”) believes it would be appropriate to review the circumstances that caused the restatement or adjustment and consider issues of accountability. The purpose of this Policy on Recoupment of Performance Based Compensation (“Policy”) is to provide that the Company may seek recoupment of performance-based compensation paid to Executives if the restatement or adjustment is caused by the misconduct of one or more employees or former employees of the Company.

For purposes of this Policy, “performance-based compensation” means each award or payment (whether in cash, Company stock, a combination of cash and Company stock, or otherwise) of incentive compensation based on the performance of the Company (including any business unit), any product, any service, any individual or any other performance metric; provided, however, earned and approved grants under the Company’s 2013 Long Term Incentive Plan, and any time based equity awards which are not performance based are not subject to this Policy.

II.	Review and Remedies
In determining what remedies to pursue (if any) in the event of a restatement or adjustment, the Committee will take into account all relevant facts and circumstances, including one or more of the following factors:

•	The nature of the events that led to the restatement (i.e., negligence, fraud, or intentional misconduct);

•	The conduct (by action or omission) of the Executives in connection with the events that led to the restatement or adjustment;

•	Whether the performance based compensation would have been lower if it had been based on the restated or adjusted results;

•	Financial and reputational harm to the Company;

•	Actions necessary to prevent a recurrence of the misconduct;

•	The costs and benefits to the Company of seeking recoupment;

•	Fairness to the Company and the Executive(s);

•	Any penalties imposed by law enforcement agencies, regulators or other authorities; and or

•	Such other factors as the Committee may deem relevant in its sole discretion.

The Committee does not believe that it is possible to anticipate all possible cases in which recoupment may be appropriate. Thus, the Committee reserves the discretion to evaluate each situation based on its individual facts and circumstances.

III.	Remedies
The Committee will, to the extent permitted by law, seek, by written demand, recoupment from one or more Executives of all or any portion of their respective performance-based compensation awarded and/or paid to the Executive during the twelve (12) month period before the restatement or adjustment, and cause the cancellation of any outstanding stock options and restricted or deferred stock awards, as it deems appropriate after review of the relevant facts and circumstances related to a restatement or adjustment, regardless of whether the Executive directly contributed to the misconduct which resulted in the restatement or adjustment.

If the Executive does not, within sixty (60) days from the date of the Committee’s written demand for recoupment, make full repayment of the requested recoupment amount to the Company, the Committee may take legal action against the Executive for such repayment.

IV.	Administration
The Committee is responsible for maintaining and administering the Policy as in effect from time to time. Without limitation, the Committee shall have the authority to interpret the Policy in its sole and absolution discretion. The Committee may delegate one or more duties or powers under the Policy from time to time.

V.	Executives Subject to Policy
For purposes of the Policy, “Executive” means the Company’s current and former Chief Executive Officer and any other current or former “Executive Officer”, as that term is defined in the Committee’s Charter.

VI.	Preservation of Other Rights and Remedies
Nothing in this Policy restricts or limits the Company from enforcing any other rights or remedies available to it, including, without limitation, the Company’s ability to seek recoupment of any amounts from any other employee or former employee, as appropriate and pursuant to applicable law, regardless of whether the employee or former employee is an Executive. This Policy should be interpreted and applied consistent with the maximum scope of rights and remedies available to the Company under applicable laws.

VII.	Amendment
The Board of Directors and Committee reserve the right to amend the Policy as it deems appropriate in its sole and absolute discretion, and may terminate the Policy at any time, with or without prior notice, including as and when the Company may determine that it is legally required by U.S. Securities and Exchange Commission rule or New York Stock Exchange rule. This Policy will remain in force as it may be amended from time to time or until it is terminated.

Adopted by the Compensation Committee on August 25, 2014 to be effective as of January 1, 2014.